Execution Version

AMENDMENT NO. 3

TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment to the Investment Sub-Advisory Agreement, dated as of March 5, 2015, as amended (the “Sub-Advisory Agreement”), by and among Olive Street Investment Advisers, LLC (the “Adviser”), Mondrian Investment Partners Limited (the “Sub-Adviser”) and the Bridge Builder Trust (the “Trust”), on behalf of the series of the Trust indicated on Schedule A to this Amendment (each, a “Fund” and collectively, the “Funds”) is entered into as of the 28th day of November, 2018 and effective December 1, 2018 by and among the Adviser, the Sub-Adviser and the Trust, on behalf of the each Fund. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement.

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an Investment Advisory Agreement, dated August 1, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-Adviser to render portfolio management services to each Fund pursuant to the terms of the Sub-Advisory Agreement;

WEREAS, pursuant to Section 6(a) of the Sub-Advisory Agreement, each Fund pays the Sub-Adviser for the services provided by the Sub-Adviser to such Fund;

WHEREAS, Schedule A to the Agreement sets forth the annual sub-advisory fee rate due to the Sub-Adviser by each Fund;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of each Fund, desire to update Schedule A of the Sub-Advisory Agreement to reflect an additional breakpoint; and

WHEREAS, pursuant to Section 12 of the Sub-Advisory Agreement, the agreement may be amended only by a written instrument signed by all parties to the agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Fees. Schedule A to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.

Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

Execution Version

3.

Amendments. Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

4.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreement and understandings relating to this Amendment’s subject matter. The Trust is entering into this Amendment with the Adviser and Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements among the Trust, the Adviser and the Sub-Adviser for each such Fund.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST		OLIVE STREET INVESTMENT ADVISERS, LLC
on behalf of the series listed on Schedule A hereto

By:	/s/ Ryan T. Robson	By:	/s/ Ryan T. Robson
Name:	Ryan T. Robson	Name:	Ryan T. Robson
Title:	President	Title:	President

MONDRIAN INVESTMENT PARTNERS LIMITED

By:	/s/ E. A. Desmond
Name:	E.A. Desmond
Title:	Deputy CEO

Signature Page to Amendment No. 3 to the Sub-Advisory Agreement

Execution Version

Schedule A

Funds and Fees

Effective, December 1, 2018

Series of Bridge Builder Trust	Annual Sub-Advisory Fee Rate
Bridge Builder International Equity Fund

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